      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                   _____________

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                           TRIANGLE PHARMACEUTICALS, INC.
               (Exact name of Registrant as Specified in Its Charter)

               DELAWARE                              56-1930728
      (State or Other Jurisdiction                (I.R.S. Employer
     of Incorporation or Organization)            Identification No.)

                                 4 UNIVERSITY PLACE
                               4611 UNIVERSITY DRIVE
                           DURHAM, NORTH CAROLINA, 27707
                                   (919) 493-5980
          (Address, Including Zip Code and Telephone, Including Area Code,
                    of Registrant's Principal Executive Offices)

                                DAVID W. BARRY, M.D.
                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           TRIANGLE PHARMACEUTICALS, INC.
                     4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE
                   DURHAM, NORTH CAROLINA, 27707, (919) 493-5980
             (Name, Address, Including Zip Code and Telephone Number,
                     Including Area Code, of Agent for Service)

                                     Copies To:
                              JOHN A. DENNISTON, ESQ.
                                 JOHN R. COOK, ESQ.
                          BROBECK, PHLEGER & HARRISON LLP
                           550 WEST C STREET, SUITE 1300
                            SAN DIEGO, CALIFORNIA 92101
                                   (619) 234-1966

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                      CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED         PROPOSED
                                                    AMOUNT          MAXIMUM          MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES                   TO BE        OFFERING PRICE     AGGREGATE       REGISTRATION
TO BE REGISTERED                                  REGISTERED      PER SHARE (1)  OFFERING PRICE (1)      FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share....      2,789,500 (2)       $16.94         $47,254,130       $13,940
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 (c) under the Securities Act of 1933.

(2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   PRELIMINARY PROSPECTUS DATED JANUARY 23, 1998
                               SUBJECT TO COMPLETION

                           TRIANGLE PHARMACEUTICALS, INC.

                          2,789,500 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale, which is not being underwritten, by certain stockholders (the "Selling Stockholders") of Triangle Pharmaceuticals, Inc. and its subsidiaries (collectively, the "Company" or "Triangle") of up to 2,789,500 shares of Common Stock, $.001 par value per share, of the Company (the "Shares"). The Selling Stockholders acquired 2,000,000 of the Shares (the "Restricted Shares") directly from the Company pursuant to a private placement completed on June 6, 1997 and acquired the balance, 789,500 Shares, either directly from the underwriters in the Company's initial public offering or in the over-the-counter market in routine brokerage transactions. See "Selling Stockholders."

     The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses (other than underwriting discounts and commissions, brokerage commissions and fees and expenses, if any, of counsel to the Selling Stockholders) in connection with the registration of the Shares being offered by the Selling Stockholders. Such expenses are estimated to be approximately $40,000. The Company has agreed also to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "VIRS." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on January 22, 1998 was $17.125 per share.


     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

                                    -----------

THE SHARES OFFERED INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                                    -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS JANUARY 23, 1998

                               AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares being offered hereby of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     The Company's Common Stock is quoted on the Nasdaq National
Market under the symbol "VIRS." Reports, proxy and information statements and other information about the Company may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                       INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     1. The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996;

     2. The Quarterly Reports of the Company on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3.  The Current Report of the Company on Form 8-K filed June 18, 1997;

     4. The Current Report of the Company on Form 8-K filed September 11, 1997, as amended on Form 8-K/A filed November 12, 1997; and

     5. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on October 18, 1996.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into any such document). Requests for such documents should be submitted in writing to Chris A. Rallis, Vice President, Business Development, General Counsel and Secretary, at Triangle Pharmaceuticals, Inc., 4 University Place, 4611 University Drive, Durham, North Carolina, 27707 or by telephone at (919) 493-5980.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     Triangle Pharmaceuticals is a trademark of the Company. This Prospectus also includes names and trademarks of companies other than the Company.

                                    THE COMPANY

     THIS PROSPECTUS MAY CONTAIN, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR DOCUMENTS INCORPORATED BY REFERENCE HEREIN. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE HEREOF.

GENERAL

     Triangle is a pharmaceutical company engaged in the development of new drug candidates primarily in the antiviral area, with a particular focus on therapies for the human immunodeficiency virus ("HIV"), including the acquired immunodeficiency syndrome ("AIDS"), and the hepatitis B virus ("HBV"). Prior to their employment with the Company, members of the Company's management team played instrumental roles in the identification, clinical development and commercialization of several leading antiviral therapies.

     The Company has an existing portfolio consisting of seven licensed drug candidates and one drug candidate for which the Company has an option to acquire a license. In laboratory tests, five of the eight drug candidates inhibit the growth of HIV, and two of these five also inhibit the growth of HBV. The other three drug candidates have demonstrated preclinical activity against certain cancers, herpes infections and psoriasis. The Company's drug candidates are in various phases of preclinical or clinical development. The Company believes that some of its drug candidates may meet the criteria established by the United States Food and Drug Administration ("FDA") for accelerated approval. If so, the Company may be able to commercialize these drug candidates in a shorter time period than has historically been required for drugs that do not meet the criteria for accelerated approval. There can be no assurance, however, that the Company's drug candidates will qualify for accelerated approval or be approved in a time period that is shorter than would be historically expected.

     Treatment of HIV using combinations of drugs (coactive therapy) has recently shown significant clinical benefits including reducing virus levels and increasing patient longevity. The Company was founded based in part on the management team's belief that the prolonged use of coactive therapy will generate demand for new anti-HIV drugs with favorable resistance and tolerance profiles. The Company believes the use of anti-HIV drugs will increase because it anticipates that (i) the use of multiple drugs in individual patients on coactive therapy will increase, (ii) large numbers of previously untreated patients will begin to seek medical care as the benefits of coactive therapy become more widely understood and (iii) patient longevity will increase and thus lengthen the duration of drug therapy.

     Triangle intends to maintain a limited corporate infrastructure that is focused on drug development. The Company does not intend to engage in drug discovery, but instead to focus on drug development, thereby avoiding much of the significant investment of time and capital that is generally required before a compound is identified and brought to clinical trials. The Company intends to use its expertise to perform internally what it believes are the most critical aspects of the development process, such as the design of clinical trials and the optimization of drug synthesis. The Company plans to out-source the conduct of clinical trials and many aspects of the manufacture of drug substance to carefully selected third parties. The Company believes that the high concentration of major prescribers of anti-HIV therapies in the United States will enable the Company to promote most drug candidates that are successfully developed to these prescribers through a small, direct sales force. The Company does not currently have a sales force.

    Triangle is a development stage company, has not received any revenues from the sale of products, and does not expect any of its drug candidates to be commercially available for at least the next several years. Since its inception on July 12, 1995, the Company's operating activities have related primarily to recruiting personnel, negotiating license and option arrangements for its drug candidates, raising capital and developing the Company's drug candidates. The Company has been unprofitable since its inception and expects to incur substantial and increasing losses for at least the next several years, due primarily to the expansion of its drug development programs. The Company expects that losses will fluctuate from period to period and that such fluctuations may be substantial. There can be no assurance that the Company will ever achieve profitable operations. See "Risk Factors--History of Operating Losses; Accumulated Deficit; Uncertainty of Future Profitability."

     The Company was incorporated in Delaware in July 1995. The Company's principal executive offices are located at 4 University Place, 4611 University Drive, Durham, North Carolina 27707, and its telephone number is (919) 493-5980.


                                    RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.


DEVELOPMENT STAGE COMPANY; UNCERTAINTY OF PRODUCT DEVELOPMENT

     Triangle was incorporated in July 1995 and accordingly has only a limited operating history upon which an evaluation of the Company's business and prospects can be based. In addition, the Company's drug candidates are all in the early developmental stage and require significant, time consuming and costly development, testing and regulatory clearances. The Company does not expect any of its drug candidates to be commercially available for at least the next several years. The successful development of any new drug, including any of the Company's drug candidates, is highly uncertain and is subject to a number of significant risks. These risks include, among others, the possibility that any or all of the Company's drug candidates will be found to be ineffective, toxic or otherwise fail to receive necessary regulatory clearances; that the drug candidates will be uneconomical to manufacture, market or will not achieve broad market acceptance; that third parties will hold proprietary rights that will preclude the Company from marketing the drug candidates; or that third parties will market equivalent or superior products. The failure of the Company's drug development programs to result in commercially viable products would have a material adverse effect on the Company.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has incurred losses since its inception. As of September 30, 1997, the Company's consolidated accumulated deficit was approximately $39.3 million. Losses have resulted principally from costs incurred in the acquisition and development of the Company's drug candidates and general and administrative costs. These costs have exceeded the Company's revenues, which to date have been generated primarily from interest income. The Company has not generated any revenue to date from the sale of drugs and does not expect to do so for at least the next several years. The Company expects to incur significant additional operating losses over the next several years and expects losses to increase as the Company's drug development efforts expand. The Company's ability to achieve profitability will depend upon its ability to develop and obtain regulatory approval for its drug candidates and to develop the capacity (or establish relationships with third parties) to manufacture, market and sell any drug candidates it successfully develops. There can be no assurance that the Company will ever generate significant revenues or achieve profitable operations.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's drug development programs currently require and will in the future require substantial capital expenditures, including expenditures for preclinical testing, chemical synthetic scale up, clinical trials of drug candidates and payments to the Company's licensors. The Company's future capital requirements will depend on many factors, including the progress of the Company's drug development programs, the magnitude of these programs, the scope and results of preclinical testing and clinical trials, the cost, timing and outcome of regulatory reviews, the costs under the license and/or option agreements relating to the Company's drug candidates, the costs of seeking and maintaining patent protection for the Company's drug candidates, administrative and legal expenses, the establishment of capacity for sales and marketing functions, the establishment of relationships with third parties for manufacturing and sales and marketing functions, and other factors. The Company expects that its capital requirements will increase significantly in the future.

     The Company has incurred negative cash flow from operations since inception and does not expect to generate positive cash flow to fund its operations for at least the next several years. As a result, the Company believes that substantial additional equity or debt financings will be required to fund its operations. There can be no assurance that the Company will be able to consummate any such financings at all or on favorable terms, or that such financings will be adequate to meet the Company's capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its drug development programs or attempt to continue development by entering into arrangements with collaborative partners or others that may require the Company to relinquish some or all of its rights to certain technologies or drug candidates that the Company would not otherwise desire to relinquish. In addition, from time to time, the Company considers the acquisition of technologies and drug candidates that, if completed, could increase the Company's capital requirements. The Company's inability to fund its capital requirements would have a material adverse effect on the Company.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Before obtaining required regulatory approvals for the commercial sale of any of its drug candidates under development, the Company must demonstrate through preclinical testing and clinical trials that each product is safe and effective for use in each target indication. The results from preclinical testing and early clinical trials may not be predictive of results that will be obtained in pivotal clinical trials, and there can be no assurance that the Company's clinical trials will demonstrate sufficient safety and effectiveness to obtain required regulatory approvals or will result in marketable products.
A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The administration of any drug candidate developed by the Company may produce undesirable side effects in humans. The occurrence of side effects could interrupt, delay or halt clinical trials of such drug candidate and could ultimately prevent its approval by the United States Food and Drug Administration ("FDA") or foreign regulatory authorities for any and all targeted indications. The Company or the FDA may suspend or terminate clinical trials at any time if it is believed that the trial participants are being exposed to unacceptable health risks. There can be no assurance that clinical trials will demonstrate that any drug candidate under development by the Company is safe or effective.

     The rate of completion of the Company's clinical trials will depend upon, among other factors, obtaining adequate clinical supplies and the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment can result in increased costs or delays or both, which could have a material adverse effect on the Company. There can be no assurance that if clinical trials are successfully completed, the Company will be able to submit a New Drug Application ("NDA") in a timely manner or that any such application will be approved by the FDA. Any failure of the Company to complete successfully its clinical trials and obtain approvals of corresponding NDAs would have a material adverse effect on the Company.

UNCERTAINTY OF PATENTS; DEPENDENCE ON PATENTS, LICENSES AND PROPRIETARY RIGHTS

     The Company's success will depend in large part on the ability of the Company and its licensors to obtain patent protection with respect to its drug candidates, defend patents once obtained, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others and to obtain appropriate licenses to patents or proprietary rights held by third parties, both in the United States and in foreign countries. The Company has no patents in its own name and has only one patent application of its own pending, but has obtained licenses to patents, patent applications and other proprietary rights from third parties with respect to each of the Company's eight drug candidates.

     The patent positions of pharmaceutical companies, including those of the Company, are uncertain and involve complex legal and factual questions for which important legal principles are unresolved. There can be no assurance that the Company or its licensors have or will develop or obtain the rights to products or processes that are patentable, that patents will issue from any of the pending applications or that claims allowed will be sufficient to protect the technology licensed to the Company. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company's success will also depend in large part on the Company not breaching the licenses pursuant to which the Company obtained its technology and drug candidates.

     A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents to technologies that cover or are similar to the technologies licensed by the Company. The Company is aware of certain patent applications previously filed by and patents already issued to others that conflict with patents or patent applications licensed to the Company either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those licensed to the Company. In addition, there can be no assurance that the Company is aware of all patents or patent applications that may materially affect the Company's ability to make, use or sell any drug candidates that are successfully developed. United States patent applications are confidential while pending in the United States Patent and Trademark Office ("PTO"), and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of the patents licensed to the Company and limit the ability of the Company or its licensors to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that the Company will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, the Company could be delayed in or prevented from pursuing the development or commercialization of its drug candidates, which would have a material adverse effect on the Company.

     The Company is aware of significant risks regarding the patent rights licensed by the Company relating to three of the eight compounds comprising the Company's existing drug candidate portfolio. The Company may not be able to commercialize FTC, DAPD or CS-92 for HIV and/or HBV due to patent rights held by third parties other than the Company's licensors. The Company is aware of numerous patent applications and issued patents in the United States and numerous foreign countries held by third parties other than the Company's licensors that relate to these compounds and their use alone or with other compounds to treat HIV and HBV. As a result, the positions of the Company and its licensors with respect to the use of FTC, DAPD and CS-92 to treat HIV and/or HBV are highly uncertain and involve numerous complex legal and factual questions that are unknown or unresolved. If any of these questions is resolved in a manner that is not favorable to the Company's licensors or the Company, the Company would not have the right to commercialize FTC, DAPD and/or CS-92 in the absence of a license from one or more third parties, which may not be available on acceptable terms or at all. In addition, even in the absence of an unfavorable resolution of any of these questions, the Company may attempt to obtain licenses from one or more third parties in order to reduce or eliminate the risks relating to some or all of these matters. There can be no assurance that the Company will elect to obtain any such licenses or that such licenses will be available on acceptable terms or at all. The Company's inability to commercialize any of these compounds would have a material adverse effect on the Company.

     FTC

     FTC belongs to the same general class of nucleosides as 3TC, which has been approved in the United States by the FDA for use in combination with AZT for the treatment of HIV and by similar regulatory agencies in Europe for use in combination with other nucleoside analogues for the treatment of HIV. 3TC is currently being sold by Glaxo Wellcome plc ("Glaxo") for the treatment of HIV under a license agreement with BioChem Pharma Inc. ("BioChem Pharma"). The Company obtained its rights to purified forms of FTC under a license from Emory University ("Emory"). In 1990 and 1991, Emory filed in the United States and thereafter in numerous foreign countries patent applications with claims to composition of matter and methods to treat HIV and HBV with FTC. Yale University ("Yale") filed patent applications on FTC and its use to treat HBV in 1991 in the United States, and subsequently licensed its rights under those patent applications to Emory. The Company's license arrangement with Emory includes all rights under the Yale patent applications.

     HIV. Emory received a United States patent in 1993 covering a method to treat HIV infection with FTC. BioChem Pharma filed a patent application in the United States in 1989 and was issued a patent in 1991 covering a group of nucleosides in the same general class as FTC, but which did not include FTC. BioChem Pharma filed foreign patent applications in 1990 based upon its 1989 United States patent application, and in those foreign applications included FTC among a large class of nucleosides. The foreign patent applications are pending in a large number of countries, and have issued in a number of countries with claims directed to FTC and its use to treat HIV. In addition, BioChem Pharma filed a United States patent application in 1991 specifically directed to a purified form of FTC that exhibits advantageous properties for the treatment of HIV on which two patents have issued, one directed to the purified form of FTC and another directed to a method for treating antiviral diseases with the purified form of FTC. The PTO has recently declared an interference between the latter BioChem Pharma patent and a patent application filed by Emory. There can be no assurance, however, that Emory will prevail in the interference proceeding, or that the interference proceeding will not delay the decision of the PTO regarding Emory's patent application. BioChem Pharma has also filed patent applications in a large number of foreign countries based upon its 1991 United States patent application, and patents have issued in certain countries. BioChem Pharma may have additional patent applications pending in the United States.

     In the United States, the first to invent a subject matter is entitled to patent protection on that invention. With respect to patent applications filed prior to January 1, 1996, United States patent law provides that if a party invented a technology outside the United States, then for purposes of determining the first to invent the technology, that party is deemed to have invented the technology on the earlier of the date it introduced the invention in the United States or the date it filed its patent application. In a registration statement filed with the United States Securities and Exchange Commission, BioChem Pharma stated that since it conducts substantially all of its research activities outside the United States, it is at a disadvantage as to inventions made prior to January 1, 1996 with respect to obtaining United States patents as compared to companies that maintain research facilities in the United States. The Company does not know whether Emory or BioChem Pharma was the first to invent the subject matter claimed in their respective United States patent applications or patents, or whether BioChem Pharma invented the technology disclosed in its patent applications in the United States or introduced that technology in the United States before the date of its patent applications. In foreign countries, the first party to file a patent application on an invention, not the first to invent the subject matter, is entitled to patent protection on that invention. While the Company believes that Emory's patent applications that disclosed FTC as a useful anti-HIV agent were filed in foreign countries before BioChem Pharma filed its foreign patent applications on that subject matter, BioChem Pharma has been issued patents in several foreign countries. Further, BioChem Pharma has filed for patent protection on FTC and its uses in certain countries in which Emory did not file for patent protection. There can be no assurance that Emory will initiate or be successful in any foreign proceeding attempting to revoke patents issued to BioChem Pharma or addressing the relative rights of BioChem Pharma and Emory. BioChem Pharma has opposed patent claims on FTC granted to Emory in Japan and Australia. Emory has opposed patent claims on FTC granted to BioChem Pharma in Norway. There can be no assurance that BioChem Pharma will not make additional challenges to any Emory patents or patent applications, or that Emory will succeed in defending any such challenges. There can be no assurance that the sale of FTC by the Company for the treatment of HIV would not be held to infringe United States and foreign patent rights of BioChem Pharma. Under the patent laws of most countries, a product can be found to infringe a third party patent either if the third party patent expressly covers the product or method of treatment using the product, or in certain circumstances, if the third party patent, while not expressly covering the product or method, covers subject matter that is substantially equivalent in nature to the product or method. If it is determined that the sale of FTC for the treatment of HIV infringes a BioChem Pharma patent, the Company would not have the right to make, use or sell FTC for the treatment of HIV in one or more countries in the absence of a license from BioChem Pharma. There can be no assurance that the Company could obtain a license from BioChem Pharma on acceptable terms or at all.

     HBV. Burroughs Wellcome Co. ("Burroughs Wellcome") filed patent applications in March and May 1991 in Great Britain on a method to treat HBV with FTC. Burroughs Wellcome filed similar patent applications in other countries, which the Company believes includes the United States. Glaxo subsequently acquired Burroughs

Wellcome's rights under those patent applications. Those applications were filed in foreign countries prior to the date Emory filed its patent application on the use of FTC to treat HBV, and therefore, the foreign patent applications filed by Burroughs Wellcome have priority over those filed by Emory. In July 1996, Emory instituted litigation against Glaxo in the United States District Court to obtain ownership of the patent applications filed by Burroughs Wellcome, alleging that Burroughs Wellcome converted and misappropriated Emory's invention and property, and that an Emory employee is the inventor or a co-inventor of the subject matter covered by the Burroughs Wellcome patent applications. There can be no assurance that Emory will succeed in its efforts to establish ownership rights. If Emory fails to establish ownership rights, the Company could not make, use or sell FTC for the treatment of HBV in countries in which patents are issued to Glaxo without a license from Glaxo. If Emory establishes only co-ownership rights (and not sole ownership) to these patents and patent applications, laws in Europe, Korea and perhaps other countries could prohibit Emory from licensing any co-owned patent rights without Glaxo's consent. If the Company is required to obtain a license from Glaxo to sell FTC for the treatment of HBV, there can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all.

     BioChem Pharma filed a patent application in May 1991 in Great Britain also directed to a method to treat HBV with FTC. BioChem Pharma filed similar patent applications in other countries, and in January 1996 was issued a patent in the United States. The PTO has recently declared an interference between the BioChem Pharma patent and a patent application filed by Yale. There can be no assurance, however, that Yale will prevail in the interference proceeding, or that the interference proceeding will not delay the decision of the PTO regarding Yale's patent application. In addition, Emory has informed the Company that Emory intends to challenge BioChem Pharma's issued United States patent. There can be no assurance that Emory will pursue or succeed in any such proceeding. The Company cannot sell FTC for the treatment of HBV in the United States unless the BioChem Pharma patent is held invalid by a United States court or administrative body or unless the Company obtains a license from Biochem Pharma. There can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all. In July 1991, BioChem Pharma was issued a United States patent on the use of 3TC to treat HBV and has corresponding applications pending or issued in foreign countries. If it is determined that the use of FTC to treat HBV is not substantially different from the use of 3TC to treat HBV, a court could hold that the use of FTC to treat HBV infringes these BioChem Pharma 3TC patents.

     In addition, BioChem Pharma has filed in the United States and foreign countries several patent applications on manufacturing methods relating to a class of nucleosides that includes FTC. If the Company uses a manufacturing method that is covered by patents issuing on any of these applications, the Company would not be able to manufacture FTC without a license from BioChem Pharma. There can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all.

     DAPD

     The Company obtained its rights to DAPD under a license from Emory and University of Georgia Research Foundation, Inc. ("UGARF"). The DAPD portfolio licensed to the Company consists of two issued United States patents and several United States and foreign patent applications that cover a method for the synthesis of DAPD and its use to treat HIV and HBV. Emory and UGARF filed patent applications claiming these inventions in the United States in 1990, 1992 and 1993, respectively. BioChem Pharma filed a patent application in the United States in 1988 on a group of nucleosides in the same general class as DAPD and their use to treat HIV, and has filed corresponding patent applications in foreign countries. The PTO issued a patent to BioChem Pharma in 1993 covering a class of nucleosides that includes DAPD and its use to treat HIV. Corresponding patents have been issued to BioChem Pharma in many foreign countries. Emory has filed an opposition to BioChem Pharma's granted patent application in the European Patent Office based, in part, upon Emory's assertion that BioChem Pharma's patent does not disclose how to make DAPD, and Emory has informed the Company that Emory intends to challenge BioChem Pharma's patents and patent applications in other countries. Patent claims granted to Emory on a portion of the DAPD technology by the Australian Patent Office have been opposed by BioChem Pharma. There can be no assurance that a court or administrative body would invalidate BioChem Pharma's patent claims or that a sale of DAPD by the Company would not infringe BioChem Pharma's patents. If Emory, UGARF and the Company do not challenge, or are not successful in any challenge to, BioChem Pharma's issued patents or pending patent applications (or patents that may issue as a result of such applications), the Company will not be able to manufacture, use or sell DAPD in the United States and any foreign countries in which BioChem Pharma receives a patent without a license from BioChem Pharma. There can be no assurance that the Company would be able to obtain a license from BioChem Pharma on acceptable terms or at all.


     CS-92

     The Company obtained its rights to CS-92 under a license from Emory and UGARF. Emory and UGARF have obtained two United States patents that cover CS-92 and its use to treat HIV, and have filed a European patent application and a Japanese patent application with claims limited to the use of CS-92 as a method for administering AZT, which includes the administration of CS-92 as a precursor form of AZT, to treat HIV infection. Burroughs Wellcome filed an application with the European Patent Office in September 1986 directed to a broad group of nucleosides that includes CS-92, and their use to treat HIV infection. Burroughs Wellcome subsequently filed similar applications in other countries, and the Company believes Burroughs Wellcome filed a similar patent application in the United States. Patents have been issued to Burroughs Wellcome in certain countries based upon these patent applications. Glaxo now has the rights to these patents and patent applications. There can be no assurance that, if challenged, a court would uphold the Emory/UGARF patents in light of the disclosures contained in the earlier filed Burroughs Wellcome patent applications. In addition, CS-92 is metabolized to AZT in cell lines IN VITRO, and based on that, the Company believes that it may likewise be converted to AZT IN VIVO. A court could hold that United States and foreign patents owned by Glaxo covering the use of AZT to treat HIV infection would be infringed by the sale of CS-92 to treat HIV infection. If the use of CS-92 is found to infringe the patents owned by Glaxo, then the Company would not have the right to sell CS-92 in one or more countries without a license from Glaxo. There can be no assurance that the Company would be able to obtain a license from Glaxo on acceptable terms or at all.

     Litigation, which could result in substantial cost to the Company, may also be necessary to enforce any patents to which the Company has rights or to determine the scope, validity and enforceability of other parties' proprietary rights, which may affect the Company's drug candidates and technology. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. The Company's licensors may also have to participate in interference proceedings declared by the PTO to determine the priority of an invention, which could result in substantial cost and/or delays to the Company. As indicated above, one interference has already been declared by the PTO in connection with the FTC technology. There can be no assurance that the Company's licensed patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. Further, with respect to the drug candidates licensed or optioned by the Company from Emory, UGARF and the Regents of the University of California ("Regents"), and The Dupont Merck Pharmaceutical Company ("Dupont Merck"), Emory, UGARF, the Regents and Dupont Merck are primarily responsible for any litigation, interference, opposition or other action pertaining to patents or patent applications related to the licensed technology and the Company is required to reimburse them for the costs they incur in performing these activities. As a result, the Company generally does not have the ability to institute or determine the conduct of any such patent proceedings unless Emory, UGARF and/or the Regents and/or Dupont Merck do not elect to institute or elect to abandon such proceedings. In cases where Emory, UGARF and/or the Regents and/or Dupont Merck elect to institute and prosecute patent proceedings, the Company's rights will be dependent in part upon the manner in which Emory, UGARF and/or the Regents and/or Dupont Merck conduct the proceedings. Emory, UGARF and/or the Regents and/or Dupont Merck could, in any of these proceedings they elect to initiate and maintain, elect not to vigorously pursue or defend or to settle such proceedings on terms that are not favorable to the Company. An adverse outcome in any patent litigation or interference proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company. Moreover, the mere uncertainty resulting from the initiation and continuation of any technology related litigation or interference proceeding could have a material adverse effect on the Company pending resolution of the disputed matters.

     The Company also relies on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants and others. There can be no assurance that these agreements will not be breached or terminated, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. The Company relies on certain technologies to which it does not have exclusive rights or which may not be patentable or proprietary and thus may be available to competitors. The Company has filed an application for but has not obtained a trademark registration with respect to its corporate name and its logo. Another company has filed an application to obtain a trademark registration for the name "Triangle Coordinated Care," and the Company is aware that several other companies use trade names that are similar to the Company's for their businesses. If the Company is not able to obtain any licenses that may be necessary for the Company to use its corporate name, it may be required to change its corporate name. The Company's management personnel were previously employed by other pharmaceutical companies. In many cases, these individuals are conducting drug development activities for the Company in areas similar to those in which they were involved prior to joining the Company. As a result, the Company, as well as these individuals, could be subject to allegations of violation of trade secrets and other similar claims.

EXTENSIVE GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

     Human pharmaceutical products are subject to rigorous preclinical testing and clinical trials and other approval procedures mandated by the FDA and foreign regulatory authorities. Various federal and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate United States and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. In addition, these requirements and processes vary widely from country to country. The time required for completing preclinical testing and clinical trials and obtaining regulatory approvals is uncertain. The Company may decide to replace a drug candidate in preclinical testing and/or clinical trials with a modified drug candidate, thus extending the development period. In addition, the FDA or similar foreign regulatory authorities may require additional clinical trials, which could result in increased costs and significant development delays. Delays or rejections may also be encountered based upon changes in FDA policy during the period of product development and FDA review. Similar delays or rejections may be encountered in other countries. The Company's drug candidates may not qualify for accelerated development and/or approval under FDA regulations and, even if some of the Company's drug candidates qualify for accelerated development and/or approval, they may not be approved for marketing sooner than would be historically expected or at all. There can be no assurance that even after substantial time and expenditures, any of the Company's drug candidates under development will receive marketing approval in any country on a timely basis or at all. If the Company is unable to demonstrate the safety and effectiveness of its drug candidates to the satisfaction of the FDA or foreign regulatory authorities, the Company will be unable to commercialize its drug candidates and would be materially and adversely affected. Further, even if regulatory approval of a drug candidate is obtained, the approval may entail limitations on the indicated uses for which the drug candidate may be marketed. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections, and subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, refusal to approve pending applications, refusal to permit exports from the United States, product recalls, seizure of products, injunctions, operating restrictions and criminal prosecutions. Further, FDA policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's drug candidates.

     The effect of governmental regulation may be to delay the marketing of new products for a considerable period of time or to prevent such marketing altogether, to impose costly requirements on the Company's activities or to provide a competitive advantage to other companies that compete with the Company. Adverse clinical results by others could have a negative impact on the regulatory process and timing with respect to the development and approval of the Company's drug candidates. A delay in obtaining or failure to obtain regulatory approvals could have a material adverse effect on the Company. The extent and character of potentially adverse governmental regulation that may arise from future legislation or administrative action cannot be predicted.

     The Company is also subject to various federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with its development work.

INTENSE COMPETITION; RISK OF TECHNOLOGICAL CHANGE

     The Company is engaged in segments of the pharmaceutical industry that are highly competitive and rapidly changing. If successfully developed and approved, the drug candidates that the Company is currently developing will compete with numerous existing therapies. In addition, a number of companies are pursuing the development of novel pharmaceuticals that target the same diseases the Company is targeting. The Company believes that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV. The Company anticipates that it will face intense and increasing competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products developed by the Company's competitors will not be more effective, or more effectively marketed and sold, than any that may be developed by the Company. Competitive products may render the Company's licensed technology and products obsolete or noncompetitive prior to the Company's recovery of development or commercialization expenses incurred with respect to any such products. The development by others of a cure or new treatment methods for the indications for which the Company is developing drug candidates could render the Company's drug candidates noncompetitive, obsolete or uneconomical. Many of the Company's competitors have significantly greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in preclinical testing and clinical trials, obtaining FDA and other regulatory approvals and manufacturing and marketing pharmaceutical products. Many of these competitors also have products that have been approved or are in late stage development and operate large, well funded research and development programs. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

     If the Company's drug candidates are successfully developed and approved, the Company will face competition based on the safety and effectiveness of its products, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable technology or products, or achieve earlier patent protection, product development or product commercialization than the Company. Accordingly, the Company's competitors may succeed in commercializing products more rapidly or effectively than the Company, which could have a material adverse effect on the Company.

RISKS RELATED TO LICENSE AND OPTION AGREEMENTS

     The agreements pursuant to which the Company has in-licensed or obtained an option to in-license its drug candidates permit the Company's licensors to terminate the agreements under certain circumstances, such as the failure by the Company to achieve certain development milestones or the occurrence of an uncured material breach by the Company. The termination of any of these agreements could have a material adverse effect on the Company. Upon termination of the license agreements with Emory and UGARF, the Company is required to grant to Emory and UGARF a non-exclusive, royalty free license to all of the Company's interest in the licensed technology (including any improvements to the technology developed by the Company). Upon termination of the license agreement with Dupont Merck, the Company is required to transfer all approved and pending NDAs relating to DMP-450 to Dupont Merck. In addition, the license and option agreements with Emory, UGARF, the Regents and Dupont Merck provide that Emory, UGARF, the Regents and DuPont Merck, respectively, are primarily responsible for any litigation, interference, opposition or other action seeking to obtain patent protection for the technology licensed to the Company and, except for litigation expenses incurred by Dupont Merck, the Company is required to reimburse them for the costs they incur in performing these activities. The Company believes that these costs as well as other costs under the license and option agreements relating to the Company's drug candidates will be substantial, and any inability or failure of the Company to pay these costs with respect to any drug candidate could result in the termination of the license or option agreement for such drug candidate.

LACK OF MANUFACTURING CAPABILITIES

     The Company does not have any manufacturing capacity and currently plans to seek to establish relationships with third party manufacturers for the manufacture of clinical trial material and the commercial production of any products it may develop. There can be no assurance that the Company will be able to establish relationships with third party manufacturers on commercially acceptable terms or that third party manufacturers will be able to manufacture products in commercial quantities under good manufacturing practices mandated by the FDA on a cost effective basis. The Company's dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and commercialize products on a timely and competitive basis. Further, there can be no assurance that manufacturing or quality control problems will not arise in connection with the manufacture of the Company's products or that third party manufacturers will be able to maintain the necessary governmental licenses and approvals to continue manufacturing the Company's products. Any failure to establish relationships with third parties for its manufacturing requirements on commercially acceptable terms would have a material adverse effect on the Company.

LACK OF SALES AND MARKETING CAPABILITIES

     The Company currently has only one marketing employee and no sales personnel. The Company will have to develop a sales force or rely on marketing partners or other arrangements with third parties for the marketing, distribution and sale of any products it develops. The Company currently intends to market in the United States most of the drug candidates that it successfully develops primarily through a direct sales force and outside the United States through a combination of a direct sales force and arrangements with third parties. There can be no assurance that the Company will be able to establish marketing, distribution or sales capabilities or make arrangements with third parties to perform those activities on terms satisfactory to the Company or that any internal capabilities or third party arrangements will be cost effective.

     In addition, any third parties with which the Company establishes marketing, distribution or sales arrangements may have significant control over important aspects of the commercialization of the Company's products, including market identification, marketing methods, pricing, composition of sales force and promotional activities. There can be no assurance that the Company will be able to control the amount and timing of resources that any third party may devote to the Company's products or prevent any third party from pursuing alternative technologies or products that could result in the development of products that compete with the Company's products and the withdrawal of support for the Company's programs.

DEPENDENCE ON THIRD PARTIES FOR DEVELOPMENT, MANUFACTURING AND IN-LICENSING

     The Company intends to engage third party contract research organizations ("CROs") to perform certain functions in connection with the development of the Company's drug candidates and third parties to perform many aspects of the manufacture of drug substance. The Company intends to design clinical trials, but have CROs conduct the clinical trials. The Company will rely on the CROs to perform many important aspects of clinical trials. As a result, these aspects of the Company's drug development programs will be outside the direct control of the Company. In addition, there can be no assurance that the CROs or third parties will perform all of their obligations under arrangements with the Company. In the event that the CROs or third parties do not perform clinical trials or manufacture drug substance in a satisfactory manner or breach their obligations to the Company, the commercialization of any drug candidate may be delayed or precluded, which would have a material adverse effect on the Company. The Company does not intend to engage in drug discovery. The Company's strategy for obtaining additional drug candidates is to utilize the relationships of its management team and Scientific Advisory Board to identify compounds for in-licensing from companies, universities, research institutions and other organizations. There can be no assurance that the Company will succeed in in-licensing additional drug candidates on acceptable terms or at all.

NO ASSURANCE OF MARKET ACCEPTANCE

     The Company's success will depend in substantial part on the extent to which any product it develops achieves market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and scope of regulatory approvals, the establishment and demonstration in the medical community of the safety and effectiveness of the Company's products and their potential advantages over existing treatment methods, and reimbursement policies of government and third party payors. There can be no assurance that physicians, patients, payors or the medical community in general will accept or utilize any product that the Company may develop.

RISKS RELATING TO COACTIVE THERAPY

     The Company's success will also depend in large part on the extent to which coactive therapy for the treatment of HIV in the United States and Europe and for the treatment of HBV in developing areas of the world, particularly Asia, achieves market acceptance. Present combination treatment regimens for the treatment of HIV are expensive (published reports indicate the cost per patient per year can exceed $13,000), and may increase as new combinations are developed. These costs have resulted in a limitation of reimbursement available from third party payors for the treatment of HIV infection, and the Company expects that reimbursement pressures will continue in the future. If coactive therapy is accepted as a method to treat HBV, treatment regimens are also likely to be expensive. The Company expects that even the cost of monotherapy for HBV will be considered expensive in developing countries. Any failure of coactive therapy to achieve significant market acceptance for the treatment of HIV or potentially HBV could have a material adverse effect on the Company.

DEPENDENCE ON KEY EMPLOYEES

     The Company is highly dependent on its senior management and scientific staff, including Dr. David Barry, the Company's Chairman and Chief Executive Officer. Except for Dr. Barry, the Company has not entered into employment agreements with any of its personnel. The loss of the services of any member of its senior management or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its drug development programs and marketing plans, the Company will be required to hire additional qualified scientific and management personnel. Competition for qualified individuals is intense and the Company faces competition from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all, and the failure to do so would have a material adverse effect on the Company. In addition, the Company relies on members of its Scientific Advisory Board to assist the Company in formulating its drug development strategy. All of the members of the Scientific Advisory Board are employed by other employers and each such member may have commitments to, or consulting or advisory contracts, with other entities that may limit his availability to the Company.

UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD PARTY REIMBURSEMENT

     The business and financial condition of pharmaceutical companies will continue to be affected by the efforts of governments and third party payors to contain or reduce the cost of health care through various means. A number of legislative and regulatory proposals aimed at changing the health care system have been proposed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether legislative or regulatory proposals will be adopted or the effect those proposals or managed care efforts may have on its business, the announcement and/or adoption of such proposals or efforts could have a material adverse effect on the Company. In the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans that mandate predetermined discounts from list prices. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

LIMITED PRODUCT LIABILITY INSURANCE; INSURANCE RISKS

     The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. There can be no assurance that product liability claims will not be asserted against the Company. The Company currently has only limited product liability insurance relating to potential claims arising from its clinical trials. The Company intends to expand its insurance coverage if and when the Company begins marketing commercial products. There can be no assurance, however, that the Company will be able to obtain any additional product liability insurance on commercially acceptable terms or that the Company will be able to maintain its existing insurance and/or any additional insurance it may obtain in the future at a reasonable cost or in sufficient amounts to protect the Company against potential losses. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company.

HAZARDOUS MATERIALS

     The Company's drug development programs involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages or fines that result and any such liability could exceed the resources of the Company.

CONCENTRATION OF STOCK OWNERSHIP; CONTROL BY MANAGEMENT AND EXISTING
STOCKHOLDERS

     As of December 31, 1997 the Company's directors, executive officers and their respective affiliates beneficially owned approximately 45% of the Company's outstanding Common Stock. As a result, these stockholders are able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders.

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as announcements of the results of clinical trials, developments with respect to patents or proprietary rights, announcements of technological innovations, new products or new contracts by the Company or its competitors, actual or anticipated variations in the Company's operating results due to a number of factors including, among others, the level of development expenses, changes in financial estimates by securities analysts, conditions and trends in the pharmaceutical and other industries, adoption of new accounting standards affecting the industry, general market conditions and other factors. As a result, it is possible that the Company's operating results will be below the expectations of market analysts and investors, which would likely have a material adverse effect on the prevailing market price of the Common Stock.

     Sales of a substantial number of shares of Common Stock in the public market could also adversely affect the market price of the Common Stock. In addition, holders of approximately 11,740,000 shares of Common Stock (including the Restricted Shares and shares issuable upon the exercise of outstanding warrants) are entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. Any such sales may have an adverse effect on the Company's ability to raise needed capital through an offering of its equity or convertible debt securities and may adversely affect the prevailing market price of the Common Stock.

     Further, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many pharmaceutical and biotechnology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of the securities of companies in the pharmaceutical and biotechnology industries, securities class action litigation has often been instituted against those companies. Such litigation, if instituted against the Company, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company. The realization of any of the risks described in these "Risks and Uncertainties" could have a dramatic and adverse impact on the market price of the Common Stock.

ANTITAKEOVER EFFECTS OF CHARTER, BYLAWS AND DELAWARE LAW

     The Company's Second Restated Certificate of Incorporation (the "Certificate") authorizes the Company's Board of Directors (the "Board") to issue shares of undesignated preferred stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock that may be issued in the future. Moreover, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company's Restated Bylaws (the "Bylaws") divide the Board into three classes of directors with each class serving a three year term. These and other provisions of the Certificate and the Bylaws, as well as certain provisions of Delaware law, could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interest of the stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for the Common Stock.

NO DIVIDENDS

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently does not intend to pay any cash dividends in the foreseeable future and intends to retain its earnings, if any, for the operation of its business.

                                  USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares being offered hereby.

                                SELLING STOCKHOLDERS

     On June 6, 1997, the Company closed a private placement (the "Private Placement") of the 2,000,000 Restricted Shares pursuant to a Stock Purchase Agreement among the Company and the Selling Stockholders (the "Stock Purchase Agreement"). The consideration received by the Company for the Restricted Shares was $30,000,000 in cash, or a price of $15.00 per share. Net proceeds to the Company from the sale of the Restricted Shares were approximately $29,400,000. As part of the Private Placement, the Selling Stockholders received the right, until June 6, 1999, to nominate one designee to serve on the Company's Board of Directors, subject to the prior approval of the Company's Chairman and certain other limitations.

     The Selling Stockholders represented in the Stock Purchase Agreement that they were acquiring the Restricted Shares for investment and with no present intention of distributing the Restricted Shares. In recognition of the fact that the Selling Stockholders, even though purchasing the Restricted Shares without a view to distribute, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for a period of 19 months, which period may be extended (by a maximum of five months) to the extent that any Selling Stockholder is unable to sell its Shares due to a temporary withdrawal of the Registration Statement by the Company.

     The Selling Stockholders have certain additional registration rights, pursuant to a Restated Investors Rights Agreement, as amended, among the Company, each of the Selling Stockholders and certain other stockholders of the Company, to include the Shares in other registration statements filed by the Company covering its securities, whether the Company is registering securities for its own account or for the account of other stockholders, subject to certain limitations.


     The following table sets forth (i) the name of each Selling Stockholder,
(ii) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of December 31, 1997, (iii) the number of Shares which may be offered pursuant to this Prospectus, and (iv) the number of Shares owned by each Selling Stockholder upon completion of this offering. This information is based upon information provided to the Company by the Selling Stockholders or from the Company's records. The numbers set forth in the column "Number of Shares Being Offered" below constitute all of the Shares that each Selling Stockholder may distribute in the offering; however, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares and the table below assumes the sale of all Shares held by each Selling Stockholder.



                                                  SHARES BENEFICIALLY      NUMBER OF      SHARES BENEFICIALLY
                                                         OWNED               SHARES              OWNED
                                                   PRIOR TO OFFERING          BEING        AFTER OFFERING(3)
                                                  ----------------------                  -------------------
SELLING STOCKHOLDERS                              NUMBER      PERCENT (1)  OFFERED (2)     NUMBER   PERCENT
--------------------                              --------    -----------  -----------      ------   -------
Quantum Industrial Partners LDC(4)                 1,000,000      5.0%      1,000,000         0        0%
Quantum Partners LDC(4)                              964,500      4.8%        964,500         0        0%
Duquesne Fund, L.P.(4)                               800,000      4.0%        800,000         0        0%
Quasar Partners(4)                                    25,000         *         25,000         0        0%
__________________________________


(1) Percentage ownership is based on 19,995,338 shares of Common Stock of the Company outstanding on December 31, 1997, calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(3) Assumes the sale of all shares offered hereby and no other purchases or sales of the Company's Common Stock.

(4) George Soros and Soros Fund Management LLC ("SFM LLC"), through certain ownership, advisory and contractual arrangements, may be deemed to be the beneficial owners of 1,989,500 Shares (approximately 10% of the outstanding shares of Common Stock), comprising (i) 1,000,000 Shares held for the account of Quantum Industrial Partners LDC ("QIP"), (ii) 964,500 Shares held for the account of Quantum Partners LDC ("Quantum Partners") and (iii) 25,000 Shares held for the account of Quasar Partners. Stanley F. Druckenmiller, who serves on the management committee of SFM LLC with Mr. Soros, through certain ownership, advisory and contractual arrangements, may be deemed to be the beneficial owner of 2,789,500 Shares (approximately 14% of the outstanding shares of Common Stock), comprising (i) 1,000,000 Shares held for the account of QIP, (ii) 964,500 Shares held for the account of Quantum Partners, (iii) 25,000 Shares held for the account of Quasar Partners, and (iv) 800,000 Shares held for the account of Duquesne Fund, L.P.


                                PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Stockholders or pledgees, donees, transferees of or other successors in interest to the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares offered and the terms of the offering including the names or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commission and other items constituting compensation from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 or Rule 904 under the Act may be sold under Rule 144 or Rule 904 rather than pursuant to this Prospectus.

     Pursuant to a Restated Investors Rights Agreement, as amended, among the Company, each of the Selling Stockholders and certain other stockholders of the Company, the Company and an underwriter of the Company's securities has the right to restrict the sale, transfer or other disposition of the Shares by the Selling Stockholders for a period of ninety (90) days following the effective date of a registration statement filed under the Securities Act to register the sale by the Company of its securities.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.


     All costs and expenses associated with registering the Shares being offered hereunder with the Commission will be paid by the Company. Such costs and expenses are estimated to be approximately $40,000.

     The Company and the Selling Stockholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares including liabilities under the Securities Act.

                                   LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California. Members of such firm own a total of 15,333 shares of the Company's Common Stock.

                                      EXPERTS

     The financial statements incorporated herein by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price

Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated herein by reference to the audited historical financial statements of Avid Corporation and subsidiaries included on pages 5 through 20 of the Company's Amendment No. 1 to Current Report on Form 8-K/A filed on November 12, 1997 have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent auditors, given upon their authority as experts in auditing and accounting. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements of Avid Corporation and subsidiaries contains an explanatory paragraph that states that Avid Corporation has suffered recurring losses from operations and will require additional capital to fund future operations, which raises substantial doubt about such entity's ability to continue as a going concern. The consolidated financial statements of Avid Corporation and subsidiaries do not include any adjustments which might result from the outcome of that uncertainty.

                                      PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee.


          Registration fee . . . . . . . . . . . . . $13,940
          Printing and engraving expenses. . . . . .   5,000
          Legal fees and expenses. . . . . . . . . .  10,000
          Accounting fees and expenses . . . . . . .   5,000
          Transfer Agent and Registrar fees. . . . .   2,000
          Miscellaneous expenses . . . . . . . . . .   4,060
                                                     -------

              TOTAL. . . . . . . . . . . . . . . . . $40,000
                                                     -------
                                                     -------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article VII, Section (i) of the Restated Bylaws of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article 5, Section (a) of the Company's Second Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

     The Company has entered into indemnification agreements with its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.

     EXHIBIT NO.    DESCRIPTION
     -----------    -----------

      5.1           Opinion of Brobeck, Phleger & Harrison LLP


      10.1 Common Stock Purchase Agreement among the Company and certain investors dated June 6, 1997

    **10.2 Restated Investors Rights Agreement among the Company and certain stockholders of the Company dated June 11, 1996 (Exhibit 10.29)

     *10.3 First Amendment to Restated Investors' Rights Agreement among the Company and certain stockholders of the Company dated June 6, 1997 (Exhibit 10.2)

      23.1          Consent of Price Waterhouse LLP, Independent Accountants

      23.2          Consent of KPMG Peat Marwick LLP

      23.3 Consent of Brobeck, Phleger & Harrison LLP. Reference is made to Exhibit 5.1

      24.1          Power of Attorney. Reference is made to page II-4.
________________
* Incorporated by reference to the same numbered exhibit (unless otherwise indicated) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.
**   Incorporated by reference to the same numbered exhibit (unless otherwise indicated) to the Company's Registration Statement on Form S-1 (No. 333-11793) filed on September 11, 1996, as amended.


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the state of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, Delaware Corporation law, the Underwriting Agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on the 23rd day of January 1998.

                                   TRIANGLE PHARMACEUTICALS, INC.


                                   By:  /s/ DAVID W. BARRY
                                        ----------------------------------------
                                            David W. Barry
                                            Chairman and Chief Executive Officer

                                 POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, David W. Barry and James A. Klein, Jr., and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                                   Chairman of the Board and Chief
/s/ DAVID W. BARRY                 Executive Officer (Principal Executive       January 23, 1998
--------------------------         Officer)
    (David W. Barry)

                                   Chief Financial Officer and
/s/ JAMES A. KLEIN, JR.            Treasurer (Principal Financial               January 23, 1998
--------------------------         and Accounting Officer)
    (James A. Klein, Jr.)

/s/ M. NIXON ELLIS                 Director, President and                      January 23, 1998
--------------------------
    (M. Nixon Ellis)               Chief Operating Officer

/s/ ANTHONY B. EVNIN               Director                                     January 23, 1998
--------------------------
    (Anthony B. Evnin)

/s/ STANDISH M. FLEMING            Director                                     January 23, 1998
--------------------------
    (Standish M. Fleming)

/s/ KARL Y. HOSTETLER              Director                                     January 23, 1998
---------------------------
    (Karl Y. Hostetler)

/s/ GEORGE MCFADDEN                Director                                     January 23, 1998
---------------------------
    (George McFadden)

/s/ PETER MCPARTLAND               Director                                     January 23, 1998
---------------------------
    (Peter McPartland)

                                   EXHIBIT INDEX


          EXHIBIT NO.    DESCRIPTION
          -----------    -----------

           5.1           Opinion of Brobeck, Phleger & Harrison LLP


          *10.1 Common Stock Purchase Agreement among the Company and certain investors dated June 6, 1997

         **10.2 Restated Investors Rights Agreement among the Company and certain stockholders of the Company dated June 11, 1996 (Exhibit 10.29)

          *10.3 First Amendment to Restated Investors' Rights Agreement among the Company and certain stockholders of the Company dated June 6, 1997 (Exhibit 10.2)

           23.1          Consent of Price Waterhouse LLP, Independent
                         Accountants

           23.2          Consent of KPMG Peat Marwick LLP

           23.3 Consent of Brobeck, Phleger & Harrison LLP. Reference is made to Exhibit 5.1

           24.1          Power of Attorney. Reference is made to page II-4.
________________
* Incorporated by reference to the same numbered exhibit (unless otherwise indicated) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.
**   Incorporated by reference to the same numbered exhibit (unless otherwise indicated) to the Company's Registration Statement on Form S-1 (No. 333-11793) filed on September 11, 1996, as amended.